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                                                                    EXHIBIT 99.1

                                                                   [TESORO LOGO]


FOR IMMEDIATE RELEASE

CONTACT:
         INVESTORS:
         JOHN ROBERTSON, DIRECTOR, INVESTOR RELATIONS, (210) 283-2687

         MEDIA:
         TARA FORD, DIRECTOR, PUBLIC RELATIONS & EMPLOYEE COMMUNICATIONS,
         (210) 283-2676


                          TESORO PETROLEUM CORPORATION
               INCREASES CARB PRODUCTION AT GOLDEN EAGLE REFINERY

SAN ANTONIO_ April 1, 2003 _ Tesoro Petroleum Corporation (NYSE:TSO) today announced the completion and start-up of a major project at its Golden Eagle refinery. With these enhancements, the refinery will be able to increase the production of California Air Resources Board (CARB) gasoline that complies with the new phase III standards which go into effect in California on January 1, 2004 and regulations requiring the phase-out of the use of MTBE by year-end 2003.

The CARB III project will increase Golden Eagle's capacity to produce CARB gasoline by up to 20,000 barrels per day (bpd) or approximately 30 percent. Golden Eagle is the only refinery in California that is expected to significantly increase CARB gasoline production during 2003. In addition, during periods of peak gasoline demand, the company plans to move up to 15,000 bpd of CARB/CARBOB gasoline produced from its Anacortes, Washington refinery to California in 2003. Combined, Tesoro will be able to supply Californians with up to 105,000 bpd of CARB/CARBOB gasoline.

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Tesoro's CARB III project includes the construction of a new gasoline hydrotreater required to remove sulfur from gasoline produced at the Fluid Catalytic Cracker (FCC) and Fluid Coker to maximize refinery CARB gasoline production. Altogether, the project includes modifications to seven refinery units. Engineering began on the project in mid-year 2001, and construction started in May 2002. Project tie-ins to existing piping and utilities occurred during previously scheduled turnarounds to avoid outages during periods of peak gasoline demand. The project was completed ahead of schedule and within budget. "The start up of the CARB III project was extremely successful," said Bill Haywood, Tesoro's President, California and Southwest Region. "Completion of this project is great news not only for Tesoro but also for the state of California," he said.

Located in the San Francisco Bay area, the highly sophisticated, 168,000 bpd, Golden Eagle refinery is the largest and most complex plant within Tesoro's refining system. Over the last two and a half years, approximately $400 million in capital was invested in Golden Eagle to improve its reliability and maximize CARB gasoline production.

Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail-marketing system includes over 600 branded retail stations, of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands. This news release contains certain statements that are "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain projections as to the expected CARB/CARBOB gasoline production of Tesoro's Golden Eagle and Anacortes, Washington refineries. Factors which may cause actual results to differ from those forward-looking statements include: changes in general economic conditions, worldwide political conditions and war, disruptions due to equipment interruptions or failure at Tesoro-operated or third-party facilities, and other factors beyond Tesoro's control. For more information concerning factors that could cause such differences, see Tesoro's annual report on Form 10-K and other of Tesoro's reports filed with the Securities and Exchange Commission. Tesoro undertakes no obligation to publicly


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release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which Tesoro becomes aware of, after the date hereof.


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